Back to Form 8-K

Exhibit 99.1

PR Contact:	IR Contact:
Mr. H. Patel	Mr. Jeff Potter
CKPR	WellCare Health Plans, Inc.
(312) 616-2471	(813) 290-6313
hpatel@ckpr.biz	jeff.potter@wellcare.com

WELLCARE® LAUNCHES PRIVATE-FEE-FOR-SERVICE MEDICARE PLANS IN OVER 700 COUNTIES ACROSS 38 STATES & WASHINGTON, D.C.

Offerings include $0 Premium Plans with Drug Coverage and Low-Cost Alternatives to Medicare Supplements

TAMPA, Fla. (October 2, 2006) -- WellCare Health Plans, Inc. (NYSE: WCG) today announced it will offer private-fee-for-service (PFFS) plans to Medicare beneficiaries in 700 counties in 38 states and Washington, D.C. WellCare will offer four Open Access plans that will allow members to be seen by any Medicare-eligible physician or facility that wishes to participate. Each of the four new plans offer different benefits tailored to meet the diverse needs of Medicare beneficiaries.

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WellCare Freedom requires no monthly plan premium. It offers $0 generic and no-deductible Medicare Part D prescription drug plan coverage, and predictable co-pays for many medical services. Freedom is an attractive option for those who wish to enroll in Medicare Part D to avoid late enrollment penalties while enjoying the protection from high drug expenses that Part D provides -- all without a monthly plan premium.

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WellCare Concert has monthly premiums ranging from $0 to $139, depending on the county. It offers lower doctor and hospital co-pays and more attractive Medicare Part D prescription drug plan coverage. This drug coverage also features $0 generics and no deductible. Concert is attractive for those who seek drug coverage and lower, more predictable medical costs than available from original Medicare.

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WellCare Summit has premiums designed to be competitive with Medigap policies. It provides an attractive alternative to Medicare Supplements for many people and includes $0 generic and no deductible for part D. With $0 doctor and $0 hospital co-pays, out-of-pocket costs are very predictable and may make Summit a cost-effective substitute for Medigap policies.

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WellCare Duet requires no monthly plan premium. It offers attractive benefits, such as hearing, vision, and dental coverage. With this plan, an individual can receive extra benefits while retaining their current Part D coverage from WellCare or another company. Duet is an attractive option for those who are happy with their stand-alone Medicare prescription drug plan and original Medicare, but want added benefits. It is also a good alternative for those who are dual-eligible for Medicare and Medicaid and wish to have additional vision, hearing, dental and other benefits - all for no monthly plan premium.

See table below for more benefit information. The availability of specific WellCare plans and premiums varies by county.

“We are delighted to offer more options to help people make the most of their Medicare benefits,” said Todd S. Farha, president and chief executive officer of WellCare Health Plans. “In creating our new Open Access plans, we are particularly excited about the opportunity to offer millions of people more benefits for no monthly plan premium, and to provide those with a Medicare Supplement a lower-premium alternative.”

WellCare’s portfolio of PFFS plans will be available in counties across the following 38 states and the District of Columbia:

Alabama Arkansas Arizona California Colorado Delaware Florida Georgia Hawaii Idaho Illinois Indiana Iowa	Kansas Kentucky Louisiana Maryland Michigan Minnesota Missouri Mississippi Montana Nevada New Jersey New Mexico	New York Ohio Oregon Pennsylvania South Carolina Tennessee Texas Utah Virginia Washington Washington D.C. Wisconsin West Virginia Wyoming

A 20-year old company with over two million members nationwide, WellCare specializes in government programs such as Medicare and Medicaid. Today, WellCare is the nation’s fifth-largest provider of stand-alone Medicare Part D prescription drug plans (PDPs) and is authorized to offer zero-premium PDP’s in 2007 to those eligible for extra assistance in all 50 states and Washington, D.C. WellCare also offers Coordinated Care Medicare Advantage plans, including many plans designed for those who are dual-eligible for Medicare and Medicaid, in six states across the eastern and central U.S.

Medicare beneficiaries who choose to enroll in a WellCare Open Access plan will continue to pay their Part B premium, but will enjoy the added benefits of being a member of a PFFS plan. Enrollment for all 2007 PFFS plans will begin November 15, 2006. Medicare beneficiaries interested in learning more about WellCare Open Access Plans can contact WellCare via a toll-free number at 1-866-238-9898 (or TTD/TYY at 1-866-239-6265).

OVERVIEW OF WELLCARE OPEN ACCESS PLAN BENEFITS

	Freedom	Concert	Summit	Duet
Premium Ranges	$0	$0 - $139	$91 - $211	$0
Medical Benefits
IP hospital Co-pay	$250 each day for days 1-5	$225 each day for days 1-5	$0 Unlimited	See below
PCP Co-pay	$15	$10	$0	20%
Specialist Co-pay	$40	$35	$0	20%
Maximum Out of Pocket	$3,650	$3,650	N/A	N/A
Part D Coverage				N/A
Deductible	$0	$0	$0	N/A
Generic Co-pays	$0	$0	$0	N/A
Preferred Brand Co-pays	$54	$28	$28	N/A
Non-Preferred Brand Co-pays	$64	$58	$58	N/A
Extra Benefits
Dental, Vision, and Hearing Coverage	Yes	Yes	Yes	Yes (also includes extra vision, hearing and regional dental coverage)
$0 Co-pay Annual Physical Exams and Screenings	Yes	Yes	Yes	Yes
Health Club Membership	No	Yes	Yes	No
Personal Care Extras	No	No	No	Yes

* Days 1-60: Initial deductible of $952; Days 61-90: $238 each day; Days 91-150: $476 each lifetime reserve day

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, such as Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare operates a variety of plans, including health plans for families, children, the aged, blind and disabled and prescription drug plans. WellCare currently serves more than 2.0 million members nationwide. For more information about WellCare, please visit the Company's website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, including statements related to WellCare’s future financial results and PFFS and Medicare products, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission in February 2006, as amended, which contains discussions of the Company’s business and the various factors that may affect it.

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